Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration Statement No. 333-194510) of Forward Industries, Inc. of our report dated December 16, 2015, on our audits of the consolidated balance sheets of Forward Industries, Inc. and Subsidiaries as of September 30, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows, for the years then ended which report appears in the annual report on Form 10-K of Forward Industries, Inc. for the year ended September 30, 2015.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-8.

/s/ CohnReznick LLP

New York, New York

September 16, 2016